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                                                                   EXHIBIT 23.02

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

            Section 11(a) of the Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

            On May 30, 2002, Wabash National Corporation (the "Company") dismissed Arthur Andersen LLP as its independent auditors. On May 30, 2002, the Company appointed Ernst & Young LLP to replace Arthur Andersen LLP as the independent auditor of the Company. Prior to the date of this Form 10-K (which is incorporated by reference into the Company's previously filed Registration Statement File Nos. 33-49256, 33-65988, 33-90826, 333-29309, 333-54714 and
333-102350 (the "Registration Statements")), the Arthur Andersen partner responsible for the audit of audited financial statements of the Company as of December 31, 2001 and for the year then ended resigned from Arthur Andersen. As a result, after reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statements of its audit reports with respect to the Company's financial statements as of December 31, 2001 and for the two years in the period then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Form 10-K without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into the Registration Statements.





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